UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 2, 2013

GIGAMON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35957	26-3963351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

598 Gibraltar Drive

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 263-2022

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2013, Gigamon Inc., a Delaware corporation (the “Company”), and Palo Alto Networks, Inc., a Delaware corporation (the “Sublessor”), entered into a sublease agreement (the “Sublease”) with respect to office facilities totaling 105,664 square feet that are located at 3300 Olcott Street, Santa Clara, California (the “Premises”). The term of the Sublease commences on the later of January 1, 2014 or the date the Sublessor delivers possession of the Premises, and expires on March 31, 2018 (such period, the “Term”). The Company intends to relocate its headquarters to the Premises at the beginning of the Term.

Under the Sublease, the Company will pay rent on a monthly basis and the monthly base rent amounts will range from $235,630.72 to $265,216.64 during the Term. The Sublease provides that no base rent will be due with respect to the Premises during the first six (6) months of the Term. Furthermore, Sublessor will provide the Company with a credit of $528,320 against base rent due, starting on the first day of the seventh (7th) month of the Term. The Sublease requires the Company to reimburse the Sublessor for certain other amounts, including certain operating expenses, due under the master lease with respect to the Premises that was entered into between the Sublessor and Santa Clara Office Partners LLC, dated as of October 20, 2010, as amended.

The foregoing summary of the Sublease does not purport to be complete and is qualified in its entirety by reference to the Sublease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGAMON INC.

By:	/s/ Duston M. Williams
Duston M. Williams Chief Financial Officer

Date: July 8, 2013